Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong World Industries, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-251362, 333-212457, 333-177072, 333-154765 and 333-138034) on Form S-8 and in the registration statement (No. 333-255634) on Form S-3 of our reports dated February 22, 2022, with respect to the consolidated financial statements and financial statement schedule II of Armstrong World Industries, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 22, 2022